Exhibit 99.1

Ferguson Completes New Term Loan and Increases Liquidity by $800 Million

Wokingham, England—October 13, 2022—Ferguson plc (NYSE: FERG; LSE: FERG) today announced a series of financing transactions to increase its liquidity by $800 million. The additional liquidity will be used for general corporate purposes.

The financing transactions include:
1.A new $500 million syndicated three-year bank Term Loan Credit Facility, which matures in October 2025.
2.Increasing our existing Receivables Securitization Facility by $300 million, from $0.8 billion to $1.1 billion, and extending the Facility through October 2025.
3.Increasing our existing Revolving Credit Facility by $250 million, from $1.1 billion to $1.35 billion, which matures in March 2026.
4.Reducing our existing 364-day bilateral Revolving Facility by $250 million, from $500 million to $250 million, which matures in March 2023.

"This additional liquidity demonstrates the continued confidence in our business model and provides additional flexibility to continue to invest in our capital priorities," said Bill Brundage, Ferguson CFO.

About Ferguson
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.fergusonplc.com or follow us on LinkedIn https://www.linkedin.com/company/ferguson-enterprises.

For further information please contact:

Investor Inquiries	Media Inquiries
Brian Lantz Vice President, IR and Communications Ferguson +1 224 285 2410 Brian.lantz@ferguson.com	John Pappas Director, Financial Communications Ferguson +1 484 790 2727 John.pappas@ferguson.com
Pete Kennedy Director, Investor Relations Ferguson +1 757 603 0111 Peter.kennedy@ferguson.com	Jonathan Doorley Partner Brunswick +1 212 333 3810 jdoorley@brunswick.com
Rebecca Kral Director Brunswick +1 917 818 9002 Rkral@brunswick.com